Exhibit 21
List of Subsidiaries
Energy West Resources, Inc., a Montana corporation
Energy West Propane, Inc., a Montana corporation
Energy West Development, Inc., a Montana corporation
Frontier Utilities of North Carolina, Inc., a North Carolina corporation
Penobscot Natural Gas Company, Inc., a Maine corporation